Exhibit 99.1
                                                                    ------------

Name and Address of Reporting Person:            Marl L. First
                                                 320 Park Avenue
                                                 New York, NY  10022

Issuer Name and Ticker or Trading Symbol:        Providence Service Corp (PRSC)

Date of Earliest Transaction Required
to be Reported (Month/Day/Year):                 8/22/2003

1. Eos Partners SBIC, L.P. was issued the Series A Convertible Preferred Stock on November 26, 1997 and elected to convert the Series A Convertible Preferred Stock into Common Stock just prior to consummation of the issuer's initial public offering. Mark First is a Managing Director of Eos Partners, L.P. Eos Partners, L.P. is the sole stockholder of Eos SBIC, Inc., which is the general partner of Eos SBIC General, L.P., which in turn is the general partner of Eos Partners SBIC, L.P. Accordingly, Mr. First may be deemed to indirectly beneficially own the reported securities, which are directly owned by Eos Partners SBIC, L.P. Mr. First disclaims beneficial ownership of all such securities.

2. Eos Partners SBIC, L.P. was issued the Series B Convertible Preferred Stock on October 14, 1998 and elected to convert the Series B Convertible Preferred Stock into Common Stock just prior to consummation of the issuer's initial public offering. Mark First is a Managing Director of Eos Partners, L.P. Eos Partners, L.P. is the sole stockholder of Eos SBIC, Inc., which is the general partner of Eos SBIC General, L.P., which in turn is the general partner of Eos Partners SBIC, L.P. Accordingly, Mr. First may be deemed to indirectly beneficially own the reported securities, which are directly owned by Eos Partners SBIC, L.P. Mr. First disclaims beneficial ownership of all such securities.

3. Eos Partners SBIC II, L.P. was issued the Series D Convertible Preferred Stock on December 6, 1999 and March 24, 2000 and elected to convert the Series D Convertible Preferred Stock into Common Stock just prior to the consummation of the issuer's initial public offering. Mr. First is a Managing Director of Eos Partners, L.P. Eos Partners, L.P. is the sole stockholder of Eos SBIC II, Inc., which is the general partner of Eos SBIC General II, L.P., which in turn is the general partner of Eos Partners SBIC II, L.P. Accordingly, Mr. First may be deemed to indirectly beneficially own the reported securities, which are directly owned by Eos Partners SBIC II, L.P. Mr. First disclaims beneficial ownership of all such securities.

4. Each of the Series A, B and D Convertible Preferred Stock were convertible when issued. There was no expiration date of conversion. The filing of this statement shall not be construed as an admission (a) that the person filing this Statement is, for the purposes of Section 16 of the Securities Exchange Act of 1934 (as amended), the beneficial owner of any equity securities covered by this Statement, or (b) that this Statement is legally required to be filed by such person.

5. The zero ("0") in this column is a "dummy" amount, solely for the purpose of permitting the use of a descriptive footnote stating that the price is not applicable.